                                                                                        Exhibit A-3(a)

_________________________________________________________________

ENTERGY MISSISSIPPI, INC.
(formerly Mississippi Power & Light Company)

to

THE BANK OF NEW YORK
(successor to Harris Trust Company of New York and Bank of Montreal Trust Company)

and

STEPHEN J. GIURLANDO
(successor to Mark F. McLaughlin and Z. George Klodnicki)
As Trustees under
Entergy Mississippi, Inc.'s
Mortgage and Deed of Trust, dated as of February 1, 1988

________________________________

TWENTY-SECOND SUPPLEMENTAL INDENTURE

Providing among other things for
General and Refunding Mortgage Bonds designated as
First Mortgage Bonds,
6.25% Series due April 1, 2034

________________

Dated as of March 1, 2004

_____________________________

Prepared by
Wise Carter Child & Caraway, Professional Association
P.O. Box 651
Jackson, Mississippi 39205
(601) 968-5500

_________________________________________________________________

TWENTY-SECOND SUPPLEMENTAL INDENTURE

_________________________

TWENTY-SECOND SUPPLEMENTAL INDENTURE, dated as of March 1, 2004, between ENTERGY MISSISSIPPI, INC. (formerly Mississippi Power & Light Company), a corporation of the State of Mississippi, whose post office address is P.O. Box 1640, Jackson, Mississippi 39215-1640 (tel. 601-969-2311) (the "Company") and THE BANK OF NEW YORK (successor to Harris Trust Company of New York), a New York banking corporation of the State of New York, whose principal corporate trust office is located at 101 Barclay Street, 8W, New York, New York 10286 (tel. 212-815-2923) and STEPHEN J. GIURLANDO (successor to Mark F. McLaughlin), whose post office address is 63 Euclid Avenue, Massapequa, New York 11758 (tel. 212-635-1045), as trustees under the Mortgage and Deed of Trust, dated as of February 1, 1988, executed and delivered by the Company (herein called the "Original Indenture;" the Original Indenture together with any and all indentures and instruments supplemental thereto being herein called the "Indenture");

WHEREAS, the Original Indenture has been duly recorded or filed as then required in the States of Mississippi, Arkansas and Wyoming; and

WHEREAS, the Company has executed and delivered to the Trustees (such term and all other defined terms used herein and not defined herein having the respective definitions to which reference is made in Article I below) its First Supplemental Indenture, dated as of February 1, 1988, its Second Supplemental Indenture, dated as of July 1, 1988, its Third Supplemental Indenture, dated as of May 1, 1989, its Fourth Supplemental Indenture, dated as of May 1, 1990, its Fifth Supplemental Indenture, dated as of November 1, 1992, its Sixth Supplemental Indenture, dated as of January 1, 1993, its Seventh Supplemental Indenture, dated as of July 15, 1993, its Eighth Supplemental Indenture, dated as of November 1, 1993, its Ninth Supplemental Indenture, dated as of July 1, 1994, its Tenth Supplemental Indenture, dated as of April 1, 1995, its Eleventh Supplemental Indenture, dated as of June 1, 1997, its Twelfth Supplemental Indenture, dated as of April 1, 1998, its Thirteenth Supplemental Indenture, dated as of May 1, 1999, its Fourteenth Supplemental Indenture, dated as of May 1, 1999, its Fifteenth Supplemental Indenture, dated as of February 1, 2000, its Sixteenth Supplemental Indenture, dated as of January 1, 2001, its Seventeenth Supplemental Indenture, dated as of October 1, 2002, its Eighteenth Supplemental Indenture, dated as of November 1, 2002, its Nineteenth Supplemental Indenture, dated as of January 1, 2003, its Twentieth Supplemental Indenture, dated as of March 1, 2003, and its Twenty-first Supplemental Indenture, dated as of May 1, 2003, each as a supplement to the Original Indenture, which Supplemental Indentures have been duly recorded or filed as then required in the States of Mississippi, Arkansas and Wyoming; and

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of March 18, 1999, Harris Trust Company of New York merged into Bank of Montreal Trust Company, Trustee under the Indenture, and effective July 1, 1999, the combined entity changed its name to Harris Trust Company of New York. By virtue of Section 9.03 of the Original Indenture, Harris Trust Company of New York became successor Trustee under the Indenture, without execution of any paper or the performance of any further act on the part of any other parties to the Indenture; and

WHEREAS, effective June 30, 2000, Harris Trust Company of New York resigned as Trustee under the Indenture, and by an Instrument of Appointment of Successor Trustee the Company appointed The Bank of New York as successor Trustee, effective June 30, 2000, and The Bank of New York accepted said appointment.

WHEREAS, effective June 30, 2000, Mark F. McLaughlin resigned as Co-Trustee under the Indenture, and by an Agreement of Resignation, Appointment and Acceptance the Company appointed Stephen J. Giurlando, as successor Co-Trustee, effective June 30, 2000, and Stephen J. Giurlando accepted said appointment.

WHEREAS, in addition to property described in the Original Indenture, as heretofore supplemented, the Company has acquired certain other property rights and interests in property; and

WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Indenture, the following series of bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
14.65% Series due February 1, 1993	$55,000,000	None
14.95% Series due February 1, 1995	20,000,000	None
8.40% Collateral Series due December 1, 1992	12,600,000	None
11.11% Series due July 15, 1994	18,000,000	None
11.14% Series due July 15, 1995	10,000,000	None
11.18% Series due July 15, 1996	26,000,000	None
11.20% Series due July 15, 1997	46,000,000	None
9.90% Series due April 1, 1994	30,000,000	None
5.95% Series due October 15, 1995	15,000,000	None
6.95% Series due July 15, 1997	50,000,000	None
8.65% Series due January 15, 2023	125,000,000	None
7.70% Series due July 15, 2023	60,000,000	$60,000,000
6 5/8% Series due November 1, 2003	65,000,000	None
8.25% Series due July 1, 2004	25,000,000	None
8.80% Series due April 1, 2005	80,000,000	None
6 7/8% Series due June 1, 2002	65,000,000	None
6.45% Series due April 1, 2008	80,000,000	80,000,000
6.20% Series due May 1, 2004	75,000,000	75,000,000
Floating Rate Series due May 3, 2004	50,000,000	None
Pollution Control Series A due July 1, 2022	32,850,000	32,850,000
7 3/4% Series due February 15, 2003	120,000,000	None
6.25% due February 1, 2003	70,000,000	None
6% Series due November 1, 2032	75,000,000	75,000,000
7.25% Series due December 1, 2032	100,000,000	100,000,000
5.15% Series due February 1, 2013	100,000,000	100,000,000
4.35% Series due April 1, 2008	100,000,000	100,000,000
4.95% Series due June 1, 2018	95,000,000	95,000,000

; and

WHEREAS, Section 19.04 of the Original Indenture provides, among other things, that any power, privilege or right expressly or implicitly reserved to or in any way conferred upon the Company by any provision of the Indenture, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations, restrictions or provisions for the benefit of any one or more series of bonds issued thereunder, or the Company may establish the terms and provisions of any series of bonds by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to be recorded in all of the states in which any property at the time subject to the Lien of the Indenture shall be situated; and

WHEREAS, the Company desires to create a new series of bonds under the Indenture and to add to its covenants and agreements contained in the Indenture certain other covenants and agreements to be observed by it; and

WHEREAS, all things necessary to make this Twenty-second Supplemental Indenture a valid, binding and legal instrument have been performed, and the issue of said series of bonds, subject to the terms of the Indenture, has been in all respects duly authorized;

NOW, THEREFORE, THIS TWENTY-SECOND SUPPLEMENTAL INDENTURE WITNESSETH: That the Company, in consideration of the premises and of Ten Dollars ($10) to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in order to further secure the payment of both the principal of and interest on the bonds from time to time issued under the Indenture, according to their tenor and effect and the performance of all provisions of the Indenture and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms a security interest unto STEPHEN J. GIURLANDO and (to the extent of its legal capacity to hold the same for the purposes hereof) to THE BANK OF NEW YORK, as Trustees, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Original Indenture), in all properties of the Company real, personal and mixed, of any kind or nature (except as in the Indenture expressly excepted), now owned (including, but not limited to, that located in the following counties in the State of Mississippi: Adams, Amite, Attala, Bolivar, Calhoun, Carroll, Choctaw, Claiborne, Coahoma, Copiah, Covington, DeSoto, Franklin, Grenada, Hinds, Holmes, Humphreys, Issaquena, Jefferson, Jefferson Davis, Lawrence, Leake, Leflore, Lincoln, Madison, Montgomery, Panola, Pike, Quitman, Rankin, Scott, Sharkey, Simpson, Smith, Sunflower, Tallahatchie, Tate, Tunica, Walthall, Warren, Washington, Webster, Wilkinson, Yalobusha and Yazoo; and in Independence County, Arkansas, and Campbell County, Wyoming) or, subject to the provisions of Section 15.03 of the Original Indenture, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anyway limiting or impairing by the enumeration of the same, the scope and intent of the foregoing or of any general description contained in the Indenture) all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same; all power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, waterways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, street lighting systems, standards and other equipment incidental thereto; all telephone, radio and television systems, air conditioning systems and equipment incidental thereto, water wheels, water works, water systems, steam heat and hot water plants, substations, electric, gas and water lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, turbines, electric, gas and other machines, prime movers, regulators, meters, transformers, generators (including, but not limited to, engine driven generators and turbogenerator units), motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, towers, overhead conductors and devices, underground conduits, underground conductors and devices, wires, cables, tools, implements, apparatus, storage battery equipment, and all other fixtures and personalty; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith and (except as in the Indenture expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property described in the Indenture.

TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anyway appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 11.01 of the Original Indenture) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property, rights and franchises and every part and parcel thereof.

IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 15.03 of the Original Indenture, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof (except as in the Indenture expressly excepted) shall be and are as fully granted and conveyed by the Indenture and as fully embraced within the Lien of the Indenture as if such property, rights and franchises were now owned by the Company and were specifically described in the Indenture and granted and conveyed by the Indenture.

PROVIDED that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder, nor is a security interest therein hereby granted or intended to be granted, and the same are hereby expressly excepted from the Lien and operation of the Indenture, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not in the Indenture specifically pledged, paid, deposited, delivered or held under the Indenture or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business or for the purpose of repairing or replacing (in whole or part) any rolling stock, buses, motor coaches, automobiles or other vehicles or aircraft or boats, ships, or other vessels and any fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; boats, ships and other vessels; all timber, minerals, mineral rights and royalties; (3) bills, notes and other instruments and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Indenture or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the Lien of the Indenture; (5) electric energy, gas, water, steam, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (6) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation, primarily for the purpose of sale to natural gas customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system, and any natural gas distribution system; and (7) the Company's franchise to be a corporation; provided, however, that the property and rights expressly excepted from the Lien and operation of the Indenture in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XII of the Original Indenture by reason of the occurrence of a Default.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed or in which a security interest has been granted by the Company as aforesaid, or intended so to be (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Original Indenture), unto STEPHEN J. GIURLANDO and (to the extent of its legal capacity to hold the same for the purposes hereof) unto THE BANK OF NEW YORK, and their successors and assigns forever.

IN TRUST NEVERTHELESS, upon the terms and trusts in the Indenture set forth, for the equal pro rata benefit and security of all and each of the bonds and coupons issued and to be issued under the Indenture, or any of them, in accordance with the terms of the Indenture, without preference, priority or distinction as to the Lien of any of said bonds and coupons over any others thereof by reason of priority in the time of the issue or negotiation thereof, or otherwise howsoever, subject to the provisions in the Indenture set forth in reference to extended, transferred or pledged coupons and claims for interest; it being intended that, subject as aforesaid, the Lien and security of all of said bonds and coupons of all series issued or to be issued under the Indenture shall take effect from the date of the initial issuance of bonds under the Indenture, and that the Lien and security of the Indenture shall take effect from said date as though all of the said bonds of all series were actually authenticated and delivered and issued upon such date.

PROVIDED, HOWEVER, these presents are upon the condition that if the Company, its successors or assigns, shall pay or cause to be paid, the principal of and interest on said bonds, or shall provide, as permitted hereby, for the payment thereof by depositing with the Trustee the entire amount due or to become due thereon for principal and interest, and if the Company shall also pay or cause to be paid all other sums payable hereunder by it, then the Indenture and the estate and rights granted under the Indenture shall cease, determine and be void, otherwise to be and remain in full force and effect.

AND IT IS HEREBY COVENANTED, DECLARED AND AGREED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Indenture shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and their successor or successors as Trustees in such trust in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Original Indenture and had been specifically and at length described in and conveyed to said Trustees by the Original Indenture as a part of the property therein stated to be conveyed.

The Company further covenants and agrees to and with the Trustees and their successor or successors in such trust as follows:

  DEFINITIONS AND RULES OF CONSTRUCTION

      Terms From the Original Indenture    All defined terms used in this Twenty-second Supplemental Indenture and not otherwise defined herein shall have the respective meanings ascribed to them in the Original Indenture.
      Certain Defined Terms . As used in this Twenty-second Supplemental Indenture, the following defined terms shall have the respective meanings specified unless the context clearly requires otherwise:

      The term "Adjusted Treasury Rate" shall mean, with respect to any redemption date:

      (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 1, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

      (2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

      The term "Business Day" shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Trustee is closed for business.

      The term "Comparable Treasury Issue" shall mean the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to April 1, 2014 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to April 1, 2014.

      The term "Comparable Treasury Price" shall mean, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

      The term "Independent Investment Banker" shall mean one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time, or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

      The term "Reference Treasury Dealer" shall mean (i) ABN AMRO Incorporated and J.P. Morgan Securities Inc. and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

      The term "Reference Treasury Dealer Quotations" shall mean, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

      The term "Twenty-eighth Series" shall have the meaning specified in Section 2.01.

      References Are to Twenty-second Supplemental Indenture   Unless the context otherwise requires, all references herein to "Articles", "Sections" and other subdivisions refer to the corresponding Articles, Sections and other subdivisions of this Twenty-second Supplemental Indenture, and the words "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Twenty-second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof or to the Original Indenture or any other supplemental indenture thereto.
      Number and Gender   Unless the context otherwise requires, defined terms in the singular include the plural, and in the plural include the singular. The use of a word of any gender shall include all genders.

  THE TWENTY-EIGHTH SERIES

      Bonds of the Twenty-eighth Series   There shall be a series of bonds designated as the 6.25% Series due April 1, 2034 (herein sometimes referred to as the "Twenty-eighth Series"), each of which shall also bear the descriptive title "First Mortgage Bond" as permitted by Section 2.01 of the Original Indenture. The form of bonds of the Twenty-eighth Series shall be substantially in the form of Exhibit A hereto. Bonds of the Twenty-eighth Series shall mature on April 1, 2034 and shall be issued only as fully registered bonds in denominations of One Thousand Dollars and, at the option of the Company, in any multiple or multiples thereof (the exercise of such option to be evidenced by the execution and delivery thereof). Bonds of the Twenty-eighth Series shall bear interest at the rate of six and twenty-five one-hundredths per centum (6.25%) per annum (except as hereinafter provided), payable semiannually on April 1 and October 1 of each year, and at maturity or earlier redemption, the first interest payment to be made on October1, 2004, for the period from the date of original issuance of the bonds of the Twenty-eighth Series to October 1, 2004; the principal of and premium, if any, and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. Interest on the bonds of the Twenty-eighth Series may, at the option of the Company, be paid by check mailed to the registered owners thereof. Overdue principal and overdue interest in respect of the bonds of the Twenty-eighth Series shall bear interest (before and after judgment) at the rate of seven and twenty-five one-hundredths per centum (7.25%) per annum (to the extent that payment of such interest on any overdue interest is not prohibited under applicable law). Interest on the bonds of the Twenty-eighth Series shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the bonds of the Twenty-eighth Series in respect of a portion of a month shall be calculated based on the actual number of days elapsed. In any case where any interest payment date, redemption date or maturity of any bond of the Twenty-eighth Series shall not be a Business Day, then payment of interest or principal, need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect, and in the same amount, as if made on the corresponding interest payment date or redemption date, or at maturity, as the case may be, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity, as the case may be, to such Business Day.

      The Company reserves the right to establish at any time, by Resolution of the Board of Directors of the Company, a form of coupon bond, and of appurtenant coupons, for the Twenty-eighth Series and to provide for exchangeability of such coupon bonds with the bonds of said Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.

      Optional Redemption of Bonds of the Twenty-eighth Series  The bonds of the Twenty-eighth Series shall be redeemable at the option of the Company, in whole or in part, upon notice mailed to each registered owner at his last address appearing on the registry books not less than 30 days nor more than 60 days prior to the date fixed for redemption, (i) at any time prior to April 1, 2014, at a redemption price equal to the greater of (a) 103% of the principal amount of such bonds of the Twenty-eighth Series being redeemed and (b) as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on April 1, 2014 of the principal amount of such bonds of the Twenty-eighth Series being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on such bonds of the Twenty-eighth Series being redeemed to April 1, 2014 (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.25%, (ii) at any time during the period from April 1, 2014 to March 31, 2024, at the following redemption prices:

If redeemed during the 6-month period ending	Redemption Price (%)

September 30, 2014	103.00
March 31, 2015	102.85
September 30, 2015	102.70
March 31, 2016	102.55
September 30, 2016	102.40
March 31, 2017	102.25
September 30, 2017	102.10
March 31, 2018	101.95
September 30, 2018	101.80
March 31, 2019	101.65
September 30, 2019	101.50
March 31, 2020	101.35
September 30, 2020	101.20
March 31, 2021	101.05
September 30, 2021	100.90
March 31, 2022	100.75
September 30, 2022	100.60
March 31, 2023	100.45
September 30, 2023	100.30
March 31, 2024	100.15

      and (iii) at any time on or after April 1, 2024, prior to maturity of the bonds of the Twenty-eighth Series, at a redemption price equal to 100% of the principal amount of such bonds of the Twenty-eighth Series being redeemed; plus, in each case, accrued and unpaid interest thereon to the redemption date.

      Transfer and Exchange.

        At the option of the registered owner, any bonds of the Twenty-eighth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

        Bonds of the Twenty-eighth Series shall be transferable, upon the surrender thereof for cancellation, together with a written instrument of transfer in form approved by the registrar duly executed by the registered owner or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York.

        Upon any such exchange or transfer of bonds of the Twenty-eighth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 2.05 of the Original Indenture, but the Company hereby waives any right to make a charge in addition thereto for any such exchange or transfer of bonds of the Twenty-eighth Series.

      Dating of Bonds and Interest Payments

        Each bond of the Twenty-eighth Series shall be dated as of the date of authentication and shall bear interest from the last preceding interest payment date to which interest shall have been paid (unless the date of such bond is an interest payment date to which interest is paid, in which case from the date of such bond); provided that each bond of the Twenty-eighth Series dated prior to October 1, 2004, shall bear interest from the date of original issuance; and provided, further, that if any bond of the Twenty-eighth Series shall be authenticated and delivered upon a transfer of, or in exchange for or in lieu of, any other bond or bonds of the Twenty-eighth Series upon which interest is in default, it shall be dated so that such bond shall bear interest from the last preceding date to which interest shall have been paid on the bond or bonds in respect of which such bond shall have been delivered or from its date of original issuance if no interest shall have been paid on the bonds of the Twenty-eighth Series.

        Notwithstanding the foregoing, bonds of the Twenty-eighth Series shall be dated so that the Person in whose name any bond of the Twenty-eighth Series is registered at the close of business on the Business Day immediately preceding an interest payment date shall be entitled to receive the interest payable on the interest payment date, except if, and to the extent that, the Company shall have defaulted in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the Persons in whose names Outstanding bonds of the Twenty-eighth Series are registered at the close of business on the Business Day immediately preceding the date of payment of such defaulted interest.

  COVENANTS

      Maintenance of Paying Agent    So long as any bonds of the Twenty-eighth Series are Outstanding, the Company covenants that the office or agency of the Company in the Borough of Manhattan, The City of New York, New York where the principal of and premium, if any, or interest on any bonds of such series shall be payable shall also be an office or agency where any such bonds may be transferred or exchanged and where notices, presentations or demands to or upon the Company in respect of such bonds or in respect of the Indenture may be given or made.

      Further Assurances   From time to time whenever reasonably requested by the Trustee or the holders of a majority in aggregate principal amount of the bonds of the Twenty-eighth Series then Outstanding, the Company will make, execute and deliver or cause to be made, executed and delivered any and all such further and other instruments and assurances as may be reasonably necessary or proper to carry out the intention of or to facilitate the performance of the terms of the Indenture or to secure the rights and remedies of the holders of such bonds.

      Limitation on Restricted Payments
        So long as any bonds of the Twenty-eighth Series are Outstanding, the Company covenants that it will not declare any dividends on its common stock (other than (1) a dividend payable solely in shares of its common stock or (2) a dividend payable in cash in cases where, concurrently with the payment of such dividend, an amount in cash equal to such dividend is received by the Company as a capital contribution or as the proceeds of the issue and sale of shares of its common stock) or make any distribution on outstanding shares of its common stock or purchase or otherwise acquire for value any outstanding shares of its common stock (otherwise than in exchange for or out of the proceeds from the sale of other shares of its common stock) unless, after giving effect to such dividend, distribution, purchase or acquisition, the aggregate amount of such dividends, distributions, purchases or acquisitions paid or made subsequent to February 29, 2004 (other than any dividend declared by the Company on or before February 29, 2004) does not exceed (without giving effect to (1) any such dividends, distributions, purchases or acquisitions or (2) any net transfers from earned surplus to stated capital accounts) the sum of (A) the aggregate amount credited subsequent to February 29, 2004 to earned surplus, (B) $250,000,000 and (C) such additional amounts as shall be authorized or approved, upon application by the Company and after notice, by the SEC under the Holding Company Act.
        For the purpose of this Section, the aggregate amount credited subsequent to February 29, 2004 to earned surplus shall be determined in accordance with generally accepted accounting principles and practices (or, if in the opinion of the Company's independent public accountants (delivered to the Trustee), there is an absence of any such generally accepted accounting principles and practices as to the determination in question, then in accordance with sound accounting practices) and after making provision for dividends upon any preferred stock of the Company accumulated subsequent to such date, and in addition there shall be deducted from earned surplus all amounts (without duplication) of losses, write-offs, write-downs or amortization of property, whether extraordinary or otherwise, recorded in and applicable to a period or periods subsequent to February 29, 2004. Also for purposes of this Section, credits to earned surplus shall be determined without reference to and shall not include undistributed retained earnings of Subsidiaries.

  MISCELLANEOUS PROVISIONS

      Acceptance of Trusts   The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Original Indenture, as heretofore supplemented, set forth and upon the following terms and conditions:

      The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. In general, each and every term and condition contained in Article XVI of the Original Indenture shall apply to and form part of this Twenty-second Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-second Supplemental Indenture.

      Effect of Twenty-second Supplemental Indenture under Louisiana Law    It is the intention and it is hereby agreed that, so far as concerns that portion of the Mortgaged and Pledged Property situated within the State of Louisiana, the general language of conveyance contained in this Twenty-second Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance and that, so far as the said Louisiana property is concerned, this Twenty-second Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustees herein named are named as mortgagee and pledgee in trust for the benefit of themselves and of all present and future holders of the bonds of the Twenty-eighth Series and any coupons thereto issued hereunder, and are irrevocably appointed special agents and representatives of the holders of the bonds and coupons issued hereunder and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.

      Record Date  The holders of the bonds of the Twenty-eighth Series shall be deemed to have consented and agreed that the Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of the bonds of the Twenty-eighth Series entitled to consent to any amendment or supplement to the Indenture or the waiver of any provision thereof or any act to be performed thereunder. If a record date is fixed, those persons who were holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

      Titles  . The titles of the several Articles and Sections of this Twenty-second Supplemental Indenture and the table of contents shall not be deemed to be any part hereof.

      Counterparts   This Twenty-second Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      Governing Law . The internal laws of the State of New York shall govern this Twenty-second Supplemental Indenture and the bonds of the Twenty-eighth Series, except to the extent that the validity or perfection of the Lien of the Indenture, or remedies thereunder, are governed by the laws of a jurisdiction other than the State of New York.

      Recitals   The recitals set forth in the initial pages of this Twenty-second Supplemental Indenture and the exhibits attached hereto are incorporated herein by reference, and this Twenty-second Supplemental Indenture shall be construed in the light thereof.

 IN WITNESS WHEREOF, ENTERGY MISSISSIPPI, INC. has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and THE BANK OF NEW YORK has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be attested by one of its Vice Presidents, Assistant Vice Presidents or Assistant Secretaries for and on its behalf, and STEPHEN J. GIURLANDO has hereunto set his hand and affixed his seal, all as of the day and year first above written.

ENTERGY MISSISSIPPI, INC.
By:	/s/ Steven C. McNeal
Steven C. McNeal Vice President and Treasurer

Attest:

/s/ Christopher T. Screen________________
Christopher T. Screen
Assistant Secretary

THE BANK OF NEW YORK,
as Trustee
By:	/s/ Robert A. Massimillo
Robert A. Massimillo Vice President

Attest:

_/s/ Mary Lagumina______
Name: Mary Lagumina
Title: Vice President

By:	/s/ Stephen J. Giurlando
STEPHEN J. GIURLANDO, as Co-Trustee

STATE OF LOUISIANA )
                                         ) ss.:
PARISH OF ORLEANS )

Personally appeared before me, the undersigned authority in and for the aforesaid Parish and State, the within named Steven C. McNeal, Vice President and Treasurer and Christopher T. Screen, Assistant Secretary of ENTERGY MISSISSIPPI, INC., who acknowledged that they signed, attached the corporate seal of the corporation thereto and delivered the foregoing instrument on the day and year therein stated, by the authority and as the act and deed of the corporation.

On the 29th day of March, 2004, before me personally came Steven C. McNeal, to be known to me, who, being by me duly sworn, did depose and say that he resides at 8043 Winners Circle, Mandeville, Louisiana 70448; that he is the Vice President and Treasurer of ENTERGY MISSISSIPPI, INC., the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

Given under my hand and seal this 29th day of March, 2004.

/s/ Lloyd L. Drury, III
Lloyd L. Drury, III Notary Public Parish of Orleans, State of Louisiana My Commission is Issued for Life

STATE OF NEW YORK )
                                         )ss.:
COUNTY OF ________ )

Personally appeared before me, the undersigned authority in and for the aforesaid County and State, the within named Robert A. Massimillo as Vice President, and _______, as ______ of THE BANK OF NEW YORK, who acknowledged that they signed, attached the corporate seal of the corporation thereto and delivered the foregoing instrument on the day and year therein stated, by the authority and as the act and deed of the corporation.

On the ___ day of , 2004, before me personally came Robert A. Massimillo to me known, who, being by me duly sworn, did depose and say that he resides at 87 Brandis Avenue, Staten Island, New York 10312; that he is a Vice President of THE BANK OF NEW YORK, the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed her name thereto by like order.

Given under my hand and seal this ___ day of , 2004.

__/s/ William J. Cassels____ __________ Notary Public, State of New York No. 01CA5027729 Qualified in Bronx County Commission Expires May 18, 2006

STATE OF NEW YORK )
                                         ) ss.:
COUNTY OF ________ )

Personally appeared before me, the undersigned authority in and for the aforesaid County and State, the within named STEPHEN J. GIURLANDO, who acknowledged that he signed, sealed and delivered the foregoing instrument on the day and year therein mentioned.

On the ___ day of , 2004, before me personally came STEPHEN J. GIURLANDO to me known to be the person described in and who acknowledged the foregoing instrument, and acknowledged that he executed the same.

Given under my hand and seal this ___ day of , 2004.

__/s/ William J. Cassels____ __________ Notary Public, State of New York No. 01CA5027729 Qualified in Bronx County Commission Expires May 18, 2006

EXHIBIT A

[FORM OF BOND OF TWENTY-EIGHTH SERIES]
[(See legend at the end of this bond for
restrictions on transferability and change of form)]

FIRST MORTGAGE BOND

6.25% Series due April 1, 2034

CUSIP 29364NAL2
No.	$___________

ENTERGY MISSISSIPPI, INC. (formerly Mississippi Power & Light Company), a corporation duly organized and validly existing under the laws of the State of Mississippi (hereinafter called the Company), for value received, hereby promises to pay to __________ or registered assigns, at the office or agency of the Company in New York, New York, the principal sum of _______Dollars ($________) on April 1, 2034, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay in like manner to the registered owner hereof interest thereon from the date of original issuance, if the date of this bond is prior to October 1, 2004 or, if the date of this bond is on or after October 1, 2004, from the April 1 or October 1 immediately preceding the date of this bond to which interest has been paid (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof), at the rate of six and twenty-five one- hundredths per centum (6.25%) per annum in like coin or currency on April 1 and October 1 in each year, commencing October 1, 2004, and at maturity or earlier redemption, until the principal of this bond shall have become due and been duly paid or provided for, and to pay interest (before and after judgment) on any overdue principal, premium, if any, and (to the extent that payment of such interest on any overdue interest is not prohibited under applicable law) on any defaulted interest at the rate of seven and twenty-five one-hundredths per centum (7.25%) per annum. Interest on this bond shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on this bond in respect of a portion of a month shall be calculated based on the actual number of days elapsed.

The interest so payable on any interest payment date will, subject to certain exceptions provided in the Mortgage hereinafter referred to, be paid to the person in whose name this bond is registered at the close of business on the Business Day immediately preceding such interest payment date. At the option of the Company, interest may be paid by check mailed on or prior to such interest payment date to the address of the person entitled thereto as such address shall appear on the register of the Company.

This bond shall not become obligatory until The Bank of New York, the Trustee under the Mortgage, as hereinafter defined, or its respective successor or successors thereunder, shall have signed the authentication certificate endorsed hereon.

This bond is one of a series of bonds of the Company issuable in series and is one of a duly authorized series known as its First Mortgage Bonds, 6.25% Series due April 1, 2034 (herein called bonds of the Twenty-eighth Series), all bonds of all series issued under and equally secured by a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, called the Mortgage), dated as of February 1, 1988, duly executed by the Company to The Bank of New York (successor to Bank of Montreal Trust Company), and Stephen J. Giurlando (successor to Z. George Klodnicki), as Trustees. Reference is made to the Mortgage for a description of the mortgaged and pledged property, assets and rights, the nature and extent of the lien and security, the respective rights, limitations of rights, covenants, obligations, duties and immunities thereunder of the Company, the holders of bonds and the Trustees and the terms and conditions upon which the bonds are, and are to be, secured, the circumstances under which additional bonds may be issued and the definition of certain terms herein used, to all of which, by its acceptance of this bond, the holder of this bond agrees.

The principal hereof may be declared or may become due prior to the maturity date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a Default as in the Mortgage provided. The Mortgage provides that in certain circumstances and upon certain conditions such a declaration and its consequences or certain past defaults and the consequences thereof may be waived by such affirmative vote of holders of bonds as is specified in the Mortgage.

The Mortgage contains provisions permitting the Company and the Trustee to execute supplemental indentures amending the Mortgage for certain specified purposes without the consent of holders of bonds. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds of the Twenty-eighth Series and/or the terms and provisions of the Mortgage may be modified or altered by such affirmative vote or votes of the holders of bonds then Outstanding as are specified in the Mortgage.

Any consent or waiver by the holder of this bond (unless effectively revoked as provided in the Mortgage) shall be conclusive and binding upon such holder and upon all future holders of this bond and of any bonds issued in exchange or substitution herefor, irrespective of whether or not any notation of such consent or waiver is made upon this bond or such other bond.

No reference herein to the Mortgage and no provision of this bond or of the Mortgage shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this bond in the manner, at the respective times, at the rate and in the currency herein prescribed.

The bonds are issuable as registered bonds without coupons in the denominations of $1,000.00 and integral multiples thereof. At the office or agency to be maintained by the Company in The City of New York, State of New York, and in the manner and subject to the provisions of the Mortgage, bonds may be exchanged for a like aggregate principal amount of bonds of other authorized denominations, without payment of any charge other than a sum sufficient to reimburse the Company for any tax or other governmental charge incident thereto. This bond is transferable as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in New York, New York, upon surrender of this bond, and upon payment, if the Company shall require it, of the transfer charges provided for in the Mortgage, and, thereupon, a new fully registered bond of the same series for a like principal amount will be issued to the transferee in exchange hereof as provided in the Mortgage. The Company and the Trustees may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustees shall be affected by any notice to the contrary.

This bond is redeemable at the option of the Company as provided in the Mortgage.

No recourse shall be had for the payment of the principal of, premium, if any, or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

As provided in the Mortgage, this bond shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Entergy Mississippi, Inc. has caused this bond to be signed in its corporate name by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents by his or her signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his signature or a facsimile thereof.

Dated: April 1, 2004

ENTERGY MISSISSIPPI, INC.

By:_______________________________________
                           Steven C. McNeal
                  Vice President and Treasurer

Attest:

__________________________
Name: Christopher T. Screen
Title: Assistant Secretary

[FORM OF TRUSTEE'S
AUTHENTICATION CERTIFICATE]

TRUSTEE'S AUTHENTICATION CERTIFICATE

This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned mortgage.

THE BANK OF NEW YORK,
as Trustee

By: ______________________________________
                         Authorized Signatory

[LEGEND

Unless and until this bond is exchanged in whole or in part for certificated bonds registered in the names of the various beneficial holders hereof as then certified to the Trustee by The Depository Trust Company or its successor (the "Depositary"), this bond may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Unless this certificate is presented by an authorized representative of the Depositary to the Company or its agent for registration of transfer, exchange or payment, and any certificate to be issued is registered in the name of Cede & Co., or such other name as requested by an authorized representative of the Depositary and any amount payable thereunder is made payable to Cede & Co., or such other name, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

This bond may be exchanged for certificated bonds registered in the names of the various beneficial owners hereof if (a) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (b) the Company elects to issue certificated bonds to beneficial owners (as certified to the Company by the Depositary).]